UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 30, 2004

Exact name of registrant as specified in its charter; Commission File No.:	Address of principal executive offices; zip code; registrant’s telephone number, including area code:	State or other jurisdiction of incorporation or organization; IRS Employer Identification No.:
Duquesne Light Holdings, Inc. 1-10290	411 Seventh Avenue Pittsburgh, PA 15219 412-393-6000	Pennsylvania 25-1598483

Duquesne Light Company 1-956	411 Seventh Avenue Pittsburgh, PA 15219 412-393-6000	Pennsylvania 25-0451600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Duquesne Power, LP is a subsidiary of Duquesne Light Company (DLC). DLC is a subsidiary of Duquesne Light Holdings Inc.

On September 30, 2004, Duquesne Power notified WPS Resources Corporation (WPS) that it was terminating the Asset Sale Agreement dated as of October 23, 2003, pursuant to which Duquesne Power would have acquired WPS’ Sunbury generation station for approximately $120 million.

Duquesne Power had intended to use a combination of the Sunbury station output and a portfolio of wholesale power purchase contracts to provide DLC a full-requirements contract covering DLC’s provider-of-last-resort obligation to its residential and small business customers. A condition precedent to Duquesne Power’s obligation to complete the acquisition was approval, in form and substance reasonably satisfactory to DLC, of DLC’s rate and related generation supply plan for 2005 through 2010 by the Pennsylvania Public Utility Commission (PUC). DLC did not receive such reasonably satisfactory approval from the PUC.

Due to the termination of the agreement, costs related directly to the acquisition (the amount of which has yet to be determined) will be charged to third quarter 2004 earnings. Also due to the termination, Duquesne Power did not make the final $1.1 million deposit that would have been due under the agreement on October 1, 2004. To date, Duquesne Power has made $4.4 million of deposits into escrow, which WPS has requested be released to it. Duquesne Power is considering whether to assert a claim for a return of the deposit. However, if any portion of such funds is forfeited for any reason, that amount will also be recorded as a charge to earnings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Duquesne Light Holdings, Inc.
(Registrant)

Date October 5, 2004	/s/ Stevan R. Schott
(Signature)
Stevan R. Schott
Senior Vice President and
Chief Financial Officer

Duquesne Light Company
(Registrant)

Date October 5, 2004	/s/ Stevan R. Schott
(Signature)
Stevan R. Schott
Senior Vice President and
Chief Financial Officer

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